EXHIBIT 10.1

Pursuant to Item 601 of Regulation S-K, certain information in this Exhibit 10.1 has been redacted. Information that was redacted has been noted in this document with a placeholder identified by the mark “[*****].” The Registrant believes the redacted information is both (i) not material and (ii) the type that the Registrant treats as private or confidential. If requested by the Commission or its staff, the Registrant will promptly provide on a supplemental basis an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses.

ASSET PURCHASE AGREEMENT
by and among
FourCubed Acquisition Company, LLC,
a Delaware limited liability company

 (“BUYER”)

AND

SHARPLINK GAMING LTD,
an Israeli Corporation

(“PARENT”)

AND

6t4 COMPANY
a Minnesota corporation

AND

FOURCUBED MANAGEMENT, LLC,
a Delaware limited liability company

(collectively, “SELLER”)

AND

CHRIS CARLSON
(“SHAREHOLDER”)

Dated December 31, 2021

Table of Contents

Article I. THE TRANSACTION		1

1.1.	Purchase and Sale of Acquired Assets; No Assumed Liabilities.	1
1.2.	Purchase Price and Payment.	4

Article II. CLOSING		6

2.1.	Closing Date.	6
2.2.	Closing Deliveries.	6

Article III. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER		6

3.1.	Organization.	8
3.2.	Authority.	8
3.3.	No Conflict.	8
3.4.	Capitalization.	9
3.5.	Subsidiaries.	9
3.6.	Seller’s Income Statement.	9
3.7.	Intentionally Omitted.	9
3.8.	Title; Condition and Sufficiency of Acquired Assets.	10
3.9.	Intellectual Property.	10
3.10.	Material Contracts.	13
3.11.	Litigation.	14
3.12.	Compliance with Laws; Permits. .	14
3.13.	Employee Benefit Matters.	15
3.14.	Taxes.	15
3.15.	Consents.	16
3.16.	Employee Relations.	16
3.17.	Transactions with Related Parties.	17
3.18.	Insurance.	17
3.19.	Brokers.	17
3.20.	No Other Seller Representations or Warranties.	17
3.21.	Disclosure.	17

Article IV. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		18

4.1.	Organization.	18
4.2.	Authority.	19
4.3.	No Conflict.	19
4.4.	Consents.	19
4.5.	Buyer’s Shares.	19
4.6.	Brokers.	20
4.7.	Company’s Financial Information.	20

Article V. COVENANTS		21

5.1.	Name Change.	21
5.2.	Confidentiality.	21
5.3.	Non-Compete.	21
5.4.	Nondisparagement.	22
5.5.	Further Assurances.	22

Article VI. TAX MATTERS		23

6.1.	Allocation.	23
6.2.	Transfer Taxes.	23
6.3.	Cooperation on Tax Matters..	23

Article VII. SURVIVAL AND INDEMNIFICATION		24

7.1.	Survival.	24
7.2.	General Indemnification.	24
7.3.	Process for Indemnification.	26
7.4.	Payment Procedure; Right of Set Off.	28
7.5.	Character of Damages.	28

Article VIII. MISCELLANEOUS		28

8.1.	Interpretive Provisions.	28
8.2.	Entire Agreement.	28
8.3.	Successors and Assigns.	28
8.4.	Headings.	29
8.5.	Modification and Waiver.	29
8.6.	Expenses.	29
8.7.	Notices.	29
8.8.	Governing Law; Consent to Jurisdiction.	30
8.9.	Public Announcements.	30
8.10.	No Third Party Beneficiaries.	30
8.11.	Counterparts.	31
8.12.	Electronic Signatures.	31
8.13.	Costs of the Transaction.	31

Article IX. CERTAIN DEFINITIONS		31

EXHIBITS

Exhibit A	Earnout Milestones
Exhibit B	Registration Agreement
Exhibit C	Carlson Employment Agreement
Exhibit D1	Bill of Sale and Assignment
Exhibit D2	Seller Closing Deliverables
Exhibit E	Legal Opinion

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2021 (“Effective Date”), by and among FourCubed Acquisition Company, LLC, a Delaware limited liability company (“Buyer”), 6t4 Company, a Minnesota corporation (“6t4”), and FourCubed Management, LLC, a Delaware limited liability company (“FCM”), and all affiliated entities comprising their respective businesses (collectively “Seller”), Chris Carlson, an individual (the “Shareholder”), and SharpLink Gaming Ltd, (“Parent”) an Israeli limited company, which is the indirect parent company to Buyer.

RECITALS

A.                  Seller is an affiliate marketing business engaged in delivering online poker players to online poker websites in European markets as well as promoting online gambling sites and account management for affiliates in the iGaming industry, and Seller is compensated utilizing Trendfront Marketing International Limited, (“Trendfront”), as a banking conduit for Seller’s affiliate marking payments, (collectively, the “Business”).

B.                  Trendfront was registered in Malta on July 28, 2011, with a Registration No. C53499, and has 10,000 Ordinary Shares issued and outstanding, and 9,999 of the Ordinary Shares are owned by FCM.

B.            Upon the terms and subject to the conditions set forth herein, Seller proposes to sell and transfer, and Buyer proposes to buy the intellectual property and other specified assets of Seller.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I.

THE TRANSACTION

1.1.                     Purchase and Sale of Acquired Assets; No Assumed Liabilities.

(a)                Purchase and Sale of Acquired Assets. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the following in connection with the Business (the foregoing, collectively, the “Acquired Assets”), wherever located and whether or not any of such assets have any value for accounting and other purposes or are carried or reflected on or specifically referred to in Seller’s books of account or financial statements, free and clear of any and all Encumbrances other than Permitted Encumbrances, including but not limited to all of the following of Seller:

(i)                 user names for all current and former Seller users, including email addresses and physical addresses, and any other associated information;

(ii)               user information that includes login credentials and email addresses obtained by Seller from registered users of the Seller’s websites (collectively, the “Website Credentials”), (b) Seller will transfer to Buyer copies of the Website Credentials to the extent of Seller’s rights therein under the applicable privacy policy and terms of use under which any such Website Credentials were obtained;

(iii)             all deposits and proceeds from all pre-paid subscriptions from current users;

(iv)             trade names and trademarks, service marks and trade names (including the trademarks and trade names “6t4”) and “FourCubed” and variations thereof) and any logos, designs, symbols, trade dress or other source indicators associated therewith, any fictitious names, d/b/a’s or similar filings related thereto, or any variant of any of them, all business goodwill associated therewith and any applications therefor or registrations thereof, and any other forms of technology, intangibles, know-how, Intellectual Property or industrial property rights, including any patents, trade secrets, proprietary manufacturing processes, copyrights, rights of publicity, and any licenses, consents or other agreements relating thereto;

(v)               domain names and all other Intellectual Property related to the Seller websites and its underlying algorithms and back-office functionality;

(vi)             all Software and assignable licenses used or usable in the operation of the Business;

(vii)           telephone and fax numbers (if any), including those identified on Schedule 1.1(a)(vii);

(viii)         the Books and Records pertaining to the Acquired Assets and the Business, including those of FCM, 6t4, and Trendfront (as the latter two are defined below);

(ix)             any claims or causes of action of Seller against any third party relating to the Business or the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(x)               any Permits to the extent their transfer is permitted by applicable Law;

(xi)             all other intangible assets related to the Business, including Seller’s goodwill related to the Business;

(xii)           all lists, documents, records, and information, in all formats (tangible and intangible) used by Seller, Seller’s Subsidiaries, and its Affiliates in connection with or otherwise related to the Business, concerning past, present or prospective clients, customers, suppliers, vendors or other business relations of the Business;

(xiii)         all insurance benefits of Seller (except those insurance benefits that are specifically related to and arise in connection with Liabilities that are not Assumed Liabilities), including rights to make claims and proceeds, arising from or relating to the Business or the Acquired Assets prior to the Closing;

(xiv)          all Contract rights to operate Seller’s Business; and

(xv)          all ownership in Trendfront International Marketing Limited, a Malta corporation (“Trendfront”), a substantially-owned subsidiary of FCM, on a cash-free-debt-free basis; and notwithstanding the foregoing, Seller shall cause Trendfront to retain Three Hundred Thousand Dollars ($300,000) in Working Capital for a period of 45 days, and said Working Capital shall be paid to Seller as provided for in Section 1.2(c).

(b)               Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the Acquired Assets shall not include the following assets and properties (such retained assets and properties being the “Excluded Assets,” which for the avoidance misunderstanding is not intended to be an exclusive listing):

(i)                 all cash and equivalents of Seller (except to the extent such cash represents a portion of the pre-paid subscription from current users for the period following Closing);

(ii)               all bank accounts of Seller;

(iii)             all rights to any tax refunds of Seller relating to the period prior to Closing and all refunds for insurance premiums paid prior to Closing related to the Acquired Assets;

(iv)             all rights under this Agreement and any Ancillary Agreement;

(v)               all equity interests in Seller;

(vi)             any Books and Records other than those referred to in Section 1.1(a)(viii), or copies thereof;

(vii)           CCRTL, LLC, which is a limited liability company registered in Charlestown, Nevis; and

(viii)         such other items described on Schedule 1.1(b) hereto.

(c)                Assumed Liabilities. Buyer assumes all Liabilities of or relating to (i) the pre-paid subscriptions from Seller’s current users; and (ii) the Assumed Contracts, if any, which Buyer designates as Assumed Contracts on Schedule 3.10 so that such contracts will be assigned to Buyer, but only with respect to actions and transactions occurring under said Assumed Contracts from and after the Closing Date (the “Post-Closing Contract Liabilities”) (collectively, the “Assumed Liabilities”).

(d)               Nonassignable Assets. Nothing in this Agreement shall be construed as an attempt to assign any Contract or Permit intended to be included in the Acquired Assets that by applicable Law is non-assignable, or that by its terms is non-assignable without the consent of the other party or parties thereto to the extent such party’s or parties’ consent is not so obtained, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement.

(e)                Assumed Contracts. Seller and the Shareholder shall, at the request and under the direction of Buyer and in the name of Seller or otherwise (as Buyer shall specify), take all reasonable actions and do or cause to be done all such things as shall in the reasonable judgment of Buyer be necessary or proper (i) to assure that the rights and benefits of Seller under the Assumed Contracts or Permits shall be preserved for the benefit of Buyer and (ii) to facilitate receipt of the consideration to be received by Seller in and under every such Contract or Permit, which consideration, to the extent received, shall be held for the benefit of, and shall be delivered to, Buyer. Without limiting the generality of the foregoing, Seller shall take all commercially reasonable steps prior to Closing, and subsequent to Closing as requested by Buyer, to ensure the assignability and completed assignment of all Assumed Contracts, to include without limitation all Assumed Contracts subject to the laws of a foreign jurisdiction.

1.2.                      Purchase Price and Payment. In full consideration of the purchase of the Acquired Assets, at Closing, Buyer and Parent shall:

(a)                pay and deliver Five Million Nine Hundred fifty Thousand Dollars ($5,950,000) to Seller by wire transfer of immediately available funds, of which Four Hundred Thousand Dollars ($400,000) shall be paid to an account that has been designated by FCM and the balance thereof to an account that has been designated by 6t4 (the “Closing Payment”);

(b)               deliver on January 5, 2022 to 6t4 Parent’s Ordinary Shares having a value of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) (the “Stock Payment”); the number of total shares delivered will equate to $1,650,000 divided by the 45- calendar day trailing average closing stock price for Parent’s Ordinary Shares ending on the day before the Closing Date of the transaction contemplated by this Agreement; and

(c)                within forty-five (45) days subsequent to Closing, Parent or Buyer will pay and deliver Three Hundred Thousand Dollars ($300,000) to Shareholder by wire transfer of immediately available funds; and

(d)               an amount of $250,000 (the “Holdback Amount”) will be retained by the Buyer shall be subject to the Threshold Deductable and the Cap for indemnity purpases and not withstanding the foregoing the Holdback amount will be released after 180 days after Closing if no indemnity claims are made.

1.3                Earnout. Subsequent to Closing, Buyer shall deliver to 6t4 a One Million Six Hundred Thousand Dollars ($1,600,000) payment in the form of Parent’s Ordinary Shares (“Earnout Payment”). The Earnout Payment shall be delivered upon the meeting each Earnout Milestones as defined in Exhibit A. The total number of Ordinary Shares delivered will equate to $1,600,000 divided by the 45-calendar day trailing average closing stock price for Parent’s common stock ending on the day before announcement of the transaction contemplated by this Agreement is made public. For clarity, the Shareholder must be employed by Buyer or Parent as a condition to the Business, the Buyer and/or the Parent meeting the milestones and becoming obliged to issue the Earnout Payment to 6t4, unless Shareholder’s employment has been terminated by Buyer or Parent without “cause”.

1.                   For these purposes, “cause” shall mean the occurrence of one or more of the following events: (i) the Shareholder uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Parent or any of its subsidiaries; (ii) Parent or the employer reasonably believes the Shareholder has engaged in unlawful or improper trading in the securities of the Parent or any of its subsidiaries or of another company based on information gained as a result of the Shareholder’s employment or other association with the Parent or any of its subsidiaries; and, at any time at which the Shareholder is employed by the Parent or any of its subsidiaries; (iii) the Shareholder engages in willful and material improper act or acts of fraud related to employment or other association with the Parent or any of its subsidiaries, including without limitation, material theft or embezzlement from the Parent or any of its subsidiaries; (iv) a material violation by employee of any material policy, regulation or practice of the Parent or any of its subsidiaries that is not cured by the Shareholder within 30 days after Parent or any of its subsidiaries gives the Shareholder written notice of such material violation; (v) an arrest, conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or gross misdemeanor (or state law equivalent) resulting in incarceration of more than 30 calendar days; (vi) gross mismanagement or gross neglect of the Shareholder’s duties, and failure to cure such breach within 30 calendar days after written notice from the Parent or any of its subsidiaries; (vii) the willful engagement in dishonesty, illegal conduct or gross misconduct which adversely affects the Parent or any of its subsidiaries; or (viii) any material breach by the Shareholder of any contract with Parent or the employer or any subsidiaries, and the Shareholder’s failure to cure such breach within 30 calendar days after written notice has been given to the Shareholder by the Parent or any of its subsidiaries.

Article II.
CLOSING

2.1.                      Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place via electronic transmittal of documents and payment at a time and place agreed to by Buyer and Seller (the “Closing Date”). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 p.m. on the Closing Date which means December 31, 2021.

2.2.                      Closing Deliveries.

(a)                Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver or cause to be delivered the following to Seller or other Persons as specified below:

(i)                 the Closing Payment;

(ii)               evidence of Stock Payment, with certificates only if such Ordinary Shares are certificated;

(iii)             a signed counterpart the registration rights agreement (the “Registration Agreement”) in the form of that attached as Exhibit B;

(iv)             a signed counterpart of the Shareholder Employment Agreement in the form of that attached as Exhibit C; and

(v)               such other agreements, certificates, and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

(b)               Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

(i)                 a signed counterpart the registration rights agreement (the “Registration Agreement”) in the form of that attached as Exhibit B;

(ii)               a signed counterpart of the Shareholder Employment Agreement in the form of that attached as Exhibit C;

(iii)             a Bill of Sale and Assignment, transferring the Acquired Assets to Buyer, duly executed by Seller and in the form of that attached hereto as Exhibit D1

(iv)             Seller Closing Deliverables as attached as Exhibit D2 including the following:

(1)                 a certificate of the Secretary (or equivalent officer) of 6t4 certifying that attached thereto are true and complete copies of (A) the respective certificates of formation of FCM and the respective articles of incorporation of 6t4 Company and Trendfront (non-certified), each as certified by the Secretary of State of Delaware, the Secretary of State of Minnesota and the registered agent of Trendfront, as applicable; (B) the operating agreement and by-laws (as applicable) of FCM, 6t4 and Trendfront, and all amendments thereto; and (C) all resolutions adopted by the board of directors and managers of FCM, 6t4, and the Shareholder authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

(2)                 a certificate of good standing dated not more than 10 days prior to the Closing Date from (i) the Secretary of State of the State of Delaware and Minnesota, attesting to the good standing in Delaware and Minnesota of FCM and 6t4, respectively, (ii) the secretary of state of each other state attesting to the good standing of FCM and 6t4 in each other state where FCM or 6t4 is qualified to do business, if any and (iii) the registered agents in Malta for Trendfront;

(3)                 all Books and Records referred to in Section 1.1(a);

(v)               executed and delivered to Buyer and Parent a legal opinion in form and substance mutually acceptable to Buyer and Parent’s counsel substantially in the form set forth in Exhibit E, subject to customary assumptions and limitations;

(vi)             any consents required hereunder in a form reasonably acceptable to Buyer;

(vii)           such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the Acquired Assets owned or controlled by 6t4 or FCM that are not Permitted Encumbrances; and

(viii)         such other agreements, certificates, and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

Article III.
REPRESENTATIONS AND WARRANTIES OF
SELLER AND THE SHAREHOLDER

Seller and the Shareholder, jointly and severally, represent and warrant to Buyer as follows:

3.1.                        Organization.

(a)                FCM is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, 6t4 Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, and Trendfront is a corporate duly organized, validly existing, and in good standing under the law of Malta. Each Seller has all requisite corporate power and authority to carry on its business as it now is being conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Each Seller is duly qualified to do business and in good standing as a foreign entity in all other jurisdictions listed on Schedule 3.1, which are the only jurisdictions where the nature of the property owned or leased by them or the nature of the business conducted by them makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and will not render Material Contracts of Seller unenforceable. True and complete copies of the articles of incorporation, certificate of formation, operating agreement, by-laws and any other organizational or governance documents of 6t4, FCM, and Trendfront, all as amended to date, have been previously delivered to Buyer.

3.2.                      Authority. The execution, delivery, and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each Ancillary Agreement to which Seller is a party has been duly and validly executed and delivered by Seller, and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity. This Agreement and each Ancillary Agreement to which the Shareholder is a party has been duly and validly executed and delivered by the Shareholder, to the extent a party thereto, and constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

3.3.                       No Conflicts. The execution, delivery and performance by Seller and the Shareholder of this Agreement and the Ancillary Agreements to which Seller or the Shareholder is a party, and the consummation by Seller and the Shareholder of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of any Law to which Seller or the Shareholder is subject, (y) violate any provision of the articles of incorporation, bylaws, certificate of formation, limited liability company operating agreement or other organizational or governance documents of Seller, or Trendfront, or (z) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under, any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, Contract, lease, or other instrument or commitment to which Seller or the Shareholder is a party or by which Trendfront, Seller or the Shareholder may be bound or affected.

3.4.                        Capitalization. As of the date hereof, there are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of Seller, or subscriptions, warrants, options, phantom equity interests, rights (including preemptive rights or equity appreciation rights), or other arrangements or commitments obligating Seller to issue or dispose of any of its equity securities or any ownership interest therein. Shareholder owns One Hundred Percent (100%) of the equity interests in 6t4 and FCM.

3.5.                        Subsidiaries. Schedule 3.5 sets forth a list of all of Seller’s Subsidiaries including owners, capitalization, registration jurisdiction, officers, directors, and registered agents.

3.6.                        Seller’s Income Statement. Attached as Schedule 3.6 are the balance sheets and income statements for 6t4 as of and for the years ended December 31, 2019 and 2020 and as of and for the ten months ended October 31, 2021 (the “Three-Year Income Statement”). The Three-Year Income Statement fairly presents, in all material respects, the financial position of 6t4 and the results of its operations as of the respective dates and for the respective periods indicated therein. The Three-Year Income Statement was not prepared in accordance with GAAP nor has the Three-Year Income Statement been prepared, reviewed or audited by an outside accounting firm. The Three-Year Income Statement accurately reflects, in all material respects, the deposits and proceeds from all pre-paid subscriptions from current users for membership fees related to the period following Closing.

3.7.                        Employee Matters.

(a)                Neither of FCM nor Trendfront has any employees. 6t4’s current employees are all citizens or legal residents of the United States and have provided the Seller with a complete and accurate Form I-9. Except for the agreements listed on Schedule 3.7, there are no employment or independent contractor agreements, and there are no claims, or, to Seller’s knowledge, claims threatened against Seller arising from any past employment or independent contractor agreements. To Seller’s knowledge, there are no ongoing, or known to Seller to be imminent, governmental investigations pursuant to any employment, immigration or citizenship laws. Seller shall be solely responsible for any liability concerning past employee practices of Seller.

(b)               Seller has provided to Buyer a copy of its Employee Handbook. Except for the Employee Handbook, Seller is not a party to or bound by any other written employment, collective bargaining or other labor contracts.

3.8.                  Title; Condition and Sufficiency of Acquired Assets.

(a)                Seller has good and valid title to the Acquired Assets, excluding any assets and properties sold, consumed, or otherwise disposed of in the Ordinary Course of Business prior to Closing, free and clear of all Encumbrances, except for Permitted Encumbrances. At the Closing, Seller will convey the Acquired Assets to Buyer free and clear of any and all Encumbrances other than Permitted Encumbrances.

(b)               Any of the Acquired Assets that are tangible assets are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the Business and are usable in a manner consistent with their current use and comply with applicable Laws. The Acquired Assets constitute all of the assets, properties, and rights used or usable in the operation of the Business. Other than Seller, no Person (including the Shareholder) owns any assets, properties, and rights used in the Business, except for Excluded Assets and assets owned by third parties and used in the Business pursuant to an Assumed Contract.

3.9.                      Intellectual Property.

(a)                Schedule 3.9(a) sets forth a list of all patents, patent applications (including any provisional applications, divisions, continuations or continuations in part), material unregistered trademarks, registered trademarks and applications for registration for trademarks, copyright registrations and applications for registration of copyrights, and domain name registrations in each case owned by or held in the name of Seller and used or usable in the Business, specifying as to each such item, as applicable, (i) the item (with respect to trademarks), or title (with respect to all other items), (ii) the owner of the item, (iii) the jurisdiction in which the item is issued or registered or in which any application for issuance or registration has been filed, including the respective issuance, registration or application number and (iv) the date of application and issuance or registration of the item (the “Material Owned Intellectual Property”). (A) each item of Intellectual Property owned by Seller including the Material Owned Intellectual Property is valid and in full force and effect and is owned by Seller free and clear of all Encumbrances and other claims, including any claims of joint ownership or inventorship; (B) the registrations and applications for registration of the Material Owned Intellectual Property are held of record in Seller’s name; and (C) none of the Material Owned Intellectual Property is the subject of any proceeding contesting its validity, enforceability or Seller’s ownership thereof. All issuance, renewal, maintenance and other payments that are or have become due as of the date hereof with respect to the Material Owned Intellectual Property have been timely paid by or on behalf of Seller.

(b)               Schedule 3.9(b) sets forth a true and complete list of all Intellectual Property licensed to Seller and the license or agreement pursuant to which Seller obtained a license to such Intellectual Property. (U) Seller owns or possesses adequate licenses or other valid rights to use all patents, trademarks, copyrights, industrial designs, Software, databases, data compilations, domain names, know-how, trade secrets, product formulas, inventions, rights-to-use and other industrial and intellectual property rights (collectively, “Intellectual Property”) used in the conduct of the Business; (V) the conduct of the Business of Seller does not infringe, misappropriate, dilute or conflict with, and has not conflicted with any Intellectual Property of any other Person; (W) none of Seller or Shareholder has received any notices alleging that the conduct of the Business, including the marketing, sale and distribution of the products and services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property (including, for the avoidance of doubt, any cease and desist letter or offer of license); (X) no current or former employee of Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any Intellectual Property owned or purported to be owned by Seller; (Y) there is no agreement or other contractual restriction affecting the use by Seller of any of the Intellectual Property owned or purported to be owned by Seller; and (Z) Seller is not aware of any present infringement, dilution, misappropriation or other violation of any of the Intellectual Property owned or purported to be owned by Seller by any Person, and Seller has not asserted or threatened any claim or objection against any Person for any such infringement or misappropriation nor is there any basis in fact for any such objection or claim.

(c)                The information technology systems owned, leased, licensed or otherwise used in the conduct of the Business, including all Software, hardware, firmware, process automation systems and telecommunications systems used in the Business (the “IT Systems”) perform reliably and in material conformance with the documentation and specifications for such systems. Seller has taken commercially reasonable steps (based on a company of its size and nature) to ensure that the IT Systems do not contain any viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. Seller has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of Seller. Seller has taken commercially reasonable measures to maintain the confidentiality and value of all trade secrets. Neither the Seller’s trade secrets nor any other confidential information of Seller has been disclosed by Seller to, or, to the knowledge of Seller, discovered by, any other Person except pursuant to non-disclosure agreements or to Persons entitled to receive such trade secrets or other confidential information that are legally obligated to maintain their confidentiality. Seller has not received notice that, or otherwise have knowledge that, any employee, consultant or agent of Seller is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Intellectual Property owned by Seller. Each employee and consultant of Seller has executed a written agreement expressly assigning to Seller all right, title and interest in any Intellectual Property invented, created, developed, conceived or reduced to practice during the term of such employee’s employment or consultant’s service relationship and related to the work performed by such person for Seller, and all Intellectual Property rights therein. Each item of Intellectual Property owned or licensed by Seller will be owned or available for use by Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.

(d)               Except as set forth in Schedule 3.9(d) of the Disclosure Schedule, the Software neither contains nor embodies nor uses nor requires any third-party software, including development tools and utilities, and the Software, together with the Third Party Programs and any Open Source Material, contains all materials necessary for the continued maintenance and development of the Software as presently maintained and developed by Seller and Seller’s Subsidiaries.

(e)                Except as set forth in Schedule 3.9(e) of the Disclosure Schedule, no Open Source Material was or is used in, incorporated into, integrated or bundled with any of the Software. To the extent that Open Source Material was or is used in, incorporated into, integrated or bundled with any of the Software, none of such Open Source Material is compiled together with, or is otherwise used by or incorporated into the Software in a manner that would require any portion of the Software to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) be redistributable at no charge.

(f)                Copies of all Contracts for the Third Party Programs have been made available to the Buyer by the Seller, except in respect of Third Party Programs that are shrink-wrapped software and that were purchased off-the-shelf by the Seller in order to be passed through to the Seller’s customers or to be used by the Seller, and such Contracts give the Seller the right to grant unlimited run-time licenses of the relevant Third Party Program to the customers of the Seller on a royalty free basis.

(g)               Except for Open Source Materials and the third-party software (“Third Party Programs”), the Software has been written only by the individuals (the “Developers”) listed in Schedule 3.9(g) of the Disclosure Schedule, other than components of the Software which, in the aggregate, do not comprise more than 5% of the source code for the current version of any individual Software program, and which, if removed, would not be detrimental to or inhibit the functioning of the Software.

(h)               All Developers, at the time they wrote the Software, were Employees or they were contractors who assigned their intellectual property rights and any related moral rights in the Software in favor of the Seller and its successors, assignees and licensees, pursuant to written agreements, and no further consents, assignments, waivers or other actions are required for the Developers’ rights, title and interest to be assigned or transferred to, or otherwise fully vested in, the Seller free of any liens, rights, or encumbrances.

(i)                 The source code for the Software has not been delivered or made available to any Person and the Seller or its subsidiaries have not agreed to or undertaken to or in any other way promised to provide such source code to any Person. The source code (A) is currently stored as set forth in Schedule 3.9(i) of the Disclosure Schedule, (B) has remained exclusively under the control and safekeeping of the Seller and (C) is not in the possession of, or accessible to, any Person who is not a Developer or an employee of the Seller for whom such access is necessary to such employee’s discharge of his or her duties for the Seller. The transactions contemplated in this Agreement will not entitle any customer to obtain a copy of the source code for the Software, nor will they result in any third party being granted any right with respect to the Software or the Intellectual Property.

(j)                 Except as set forth in Schedule 3.9(j) of the Disclosure Schedule, to the knowledge of the Shareholder, there are no material recurring problems or defects in the Software including bugs, logic errors or failures which could prevent the Software from operating substantially as described in its documentation or specifications. Notwithstanding anything listed in Schedule 3.9(j) of the Disclosure Schedule, to the knowledge of the Shareholder there are no critical defects that substantially impair the Software from functioning as described in its documentation or specifications.

(k)               The Software does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Software, including time locks or computer viruses.

(l)                 Seller is not in breach of any material term of any license, sublicense or other agreement relating to the Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated in this Agreement nor the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, or result in any limitation on the Seller’s right to own or use any Owned Intellectual Property or Licensed Intellectual Property.

3.10.                  Material Contracts.

(a)                Schedule 3.10 contains a complete and accurate list of all Material Contracts of Seller and Seller’s Subsidiaries.

(b)               Each Material Contract is valid, binding and enforceable against Seller and the other parties thereto in accordance with its terms and is in full force and effect. Each of the other parties thereto have performed in all material respects all obligations required to be performed by them under, and are not in material default under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. No party to a Material Contract has provided notice to the Seller or any of its subsidiaries that it intends to terminate any Material Contract or otherwise materially reduce its business with the Seller or any of its subsidiaries, and Seller is aware of no circumstance that is reasonably likely to result in a termination or a material reduction in business under a Material Contract. The Material Contracts, in each case, represent the entire agreement of the Seller and the respective parties to such Material Contract in respect of the subject matters of such Material Contract. Neither the Seller nor, to the knowledge of the Shareholder, any other party to any Material Contract (including, where applicable, the related requests for proposals and proposals) is in breach of, or in default under, nor, to the knowledge of the Shareholder, has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any Material Contract. The Seller has not received notice of the intention of any party to a Material Contract to make any claims in respect of the Material Contract materially in excess of current reserves provided in respect thereof.

(c)                Buyer has designated on Schedule 3.10 those “Assumed Contracts” which will be assigned to Buyer at Closing.

3.11.                  Litigation. There is no, and during the five years prior to Closing there has not been any, dispute, claim, action, suit, proceeding, review, arbitration or investigation before any Authority (“Litigation”) pending or, to the knowledge of Seller, threatened against Seller, any of its properties or assets or (to the extent Seller may have an obligation to provide indemnification or may otherwise become liable) any of its members or shareholders (including Shareholder, as defined herein), officers, directors or employees. Seller is not a party to or bound by any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any Authority) with respect to or affecting the properties, assets, personnel or Business of Seller.

3.12.                  Compliance with Laws; Permits. Seller has been and is in compliance in all material respects with all applicable Laws. Set forth on Schedule 3.12 are all material governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations (“Permits”) necessary for the conduct of the Business as presently conducted, each of which Seller validly possesses and is in full force and effect. Each of the Permits listed on Schedule 3.12 is and will be included in the Acquired Assets and validly transferred to Buyer at the Closing so as to allow Buyer after the Closing Date to continue to operate, without interruption, the Business operated by Seller immediately prior to the Closing. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of Seller, threatened with respect to Seller, by any Authority with respect to any alleged (a) violation in any material respect by Seller of any Law, or (b) failure by Seller to have any Permit required in connection with the conduct of the Business.

3.13.                  Employee Benefit Plans. Except as set forth on Schedule 3.13, Seller does not have, nor has Seller ever had since its formation, any pension, profit sharing, retirement, bonus or deferred compensation plans, employee benefit plans or similar obligations evidenced by writings (or oral employment contracts other than those terminable at will) (collectively, the “Employee Benefit Plans and Agreements”). All Employee Benefit Plans and Agreements are in material compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974 and the Code, and no funding deficiency exists with respect to any such plans. Buyer will incur no liability or obligation under the Employee Benefit Plans and Agreements arising or accrued prior to the Closing Date.

3.14.                  Taxes.

(a)                Seller and each of its subsidiaries has timely filed or caused to be filed with the appropriate federal, state, local, and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed with respect to Seller and Seller’s Subsidiaries and has timely paid or remitted in full or caused to be paid or remitted in full all Taxes required to be paid with respect to Seller (whether or not shown due on any Tax Return); (ii) all Tax Returns are true, correct and complete in all material respects; and (iii) there are no liens for Taxes upon Seller or its assets, except liens constituting Permitted Encumbrances. Except as set forth on Schedule 3.14, Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

(b)               There is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against Seller or any of its subsidiaries in respect of any Tax, and no notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax has been received by Seller or the Shareholder. No Taxing Authority with which Seller does not file Tax Returns has claimed that Seller is or may be subject to taxation by that Taxing Authority.

(c)                None of the Acquired Assets is an interest in an entity treated as a corporation or partnership for Tax purposes.

(d)               Seller and Seller’s Subsidiaries have withheld and paid to the proper Taxing Authority all Taxes that it was required to withhold and pay, and has timely filed all information returns or reports, including IRS Forms 1099 and W-2, that are required to be filed and has accurately reported all information required to be included on such returns or reports.

(e)                There is no Tax sharing or allocation agreement, arrangement or Contract with any Person pursuant to which Seller or any of its subsidiaries would have liability for Taxes of another Person with respect to the Acquired Assets following the Closing. Neither Seller nor any of its subsidiaries has no Liability for Taxes of another Person with respect to the Acquired Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date.

(f)                Seller and Seller’s Subsidiaries have collected all sales tax in the ordinary course of business and remitted such sales tax amount to the applicable Authority or has collected sales tax exemption certificates from all entities from which Seller does not collect sales tax.

(g)               Neither Seller nor any of its subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

3.15.                  Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by Seller in connection with the execution, delivery, and performance by Seller or the Shareholder of this Agreement, or any Ancillary Agreement to which Seller or the Shareholder is a party or the taking by Seller of any other action contemplated hereby or thereby or the continuation by Buyer after the Closing of the Business of Seller conducted prior to the Closing.

3.16.                  Environmental Matters. Seller has conducted, and is conducting the Business, has owned and operated the Acquired Assets, and has occupied and operated its business facility in compliance in all material respects with all Environmental Laws. Seller has not received any notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the knowledge of the Seller, threatened by any third party (including any Governmental Authority) with respect to the Business, the Acquired Assets, any leased premises or any other real property and relating to or arising from, (i) the use, possession, generation, treatment, manufacture, processing, management, handling, storage, recycling, transport, discharge, disposal, release or threatened release of, and/or exposure to, Hazardous Substances, (ii) any non-compliance with Environmental Laws or Environmental Permits or (iii) failure to hold any required Permits under Environmental Laws. Seller does not know of or have any reason to know of any facts or circumstances related to environmental matters concerning the Business, the Acquired Assets, the Seller’s Business premises or any property formerly owned, operated, leased or otherwise used by Seller in connection with the Business or the Acquired Assets that could result in any Liabilities or responsibilities for Buyer pursuant to Environmental Laws, and Seller has not assumed, by Contract, law or otherwise, any Liability or responsibility pursuant to Environmental Laws for any environmental conditions, including, but not limited to, conditions or contamination related to any disposal, discharge or release of, or exposure to, any Hazardous Substances.

3.17.                  Transactions with Related Parties. No partner, Shareholder, equity holder, officer or director of Seller, nor any Affiliate of any such Person or of Seller, has or had:

(a)                any contractual or other claims, express or implied, of any kind whatsoever against Seller other than for accrued compensation not yet due in the ordinary course of business;

(b)               any interest in any property or assets used by Seller;

(c)                any direct or indirect ownership or other interest in any competitor of Seller; or

(d)               engaged in any other material transaction with Seller (other than employment relationships at the salaries disclosed in the Schedules).

No partner, Shareholder, equity holder, officer, or director of Seller, nor any Affiliate of such Person, has outstanding any loan, guarantee or other obligation of borrowed money made to or from Seller.

3.18.                  Insurance. Schedule 3.18 lists all insurance coverages for the Seller and Seller’s Subsidiaries. Seller has maintained appropriate insurance for the Business and Acquired Assets. Seller will discontinue the insurance on the date of Closing and Buyer will then be responsible for the insurance coverage Buyer determines appropriate to the Business and the Acquired Assets. Seller has not received notice of cancellation with respect to any current insurance policy applicable to Seller or the Business, and, to the knowledge of Seller, there is no basis for the insurer thereunder to terminate any such current insurance policy. There are no claims relating to Seller or the Business that are pending under any of the insurance policies applicable to Seller or the Business, and, to the knowledge of Seller, no events or incidences have occurred prior to the date of this Agreement that would be reasonably likely to give rise to any such claim in the future.

3.19.                  Brokers. Schedule 3.19 lists any broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and~~,~~ no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

3.20.                  No Other Seller Representations or Warranties. Except as expressly set forth in this Section 3, neither Seller nor Shareholder has made, nor are any of them making, any representation or warranty, express or implied, in respect of Seller, the Business or the Acquired Assets.

3.21.                  Disclosure. Seller and Shareholder have not failed to disclose to Buyer any material facts relating to the Business or the Acquired Assets, the business, operations, financial condition or prospects of the Business or the Acquired Assets. No information, representation or warranty in this Agreement or in any other document prepared by or on behalf of Seller or Shareholder, or furnished by Seller or Shareholder to Buyer pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein or that is necessary to make the statements herein or therein not misleading.

3.22               Absence of Certain Changes and Events. As of the Closing Date, since January 1, 2021:

(a)            Seller shall have operated and carried on the Businesses in its normal and customary manner, maintained its respective accounting system and policies, continued marketing and sales activities and inventory replenishment policies, and maintained and preserved its respective relationships with customers, creditors, suppliers, employees and others having business relationships with such party from the date hereof through the Closing.

(b)           Seller shall not have entered into any contracts or commitments or modified any contracts or commitments other than in the normal course of business.

(c)           There has not been:

(i)                any Material Adverse Change in the working capital, assets, liabilities or financial condition of Seller;

(ii)               any legal obligation, lawsuit, whether actual or threatened, or claim asserted or brought against Seller or against Shareholder in connection with the Business;

(iii)             any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the operations, property, assets or results of operations of Seller; or

(iv)            any merger, consolidation or share exchange or agreement to merge, consolidate or exchange ownership interests of Seller with any other Person, firm or entity (or any transaction having a similar effect) involving Seller, or any acquisition of, or agreement to acquire, any ownership interest, business, property or assets of any other person, firm, association, corporation or other business organization, to which Seller is or was a party.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent hereby jointly and severally represent and warrant to 6t4, FCM and Shareholder as follows:

4.1.                      Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Parent is a limited company duly organized, validly existing and in good standing under the laws of the State of Israel. Each such entity has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

4.2.                      Authority. The execution, delivery, and performance by Buyer and Parent of this Agreement, and each Ancillary Agreement to which Buyer and Parent is a party, and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Parent. This Agreement has been, and each Ancillary Agreement to which Buyer and Parent is a party will be at Closing, duly and validly executed and delivered by Buyer and Parent and constitutes, or will constitute, the valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

4.3.                      No Conflict. The execution, delivery, and performance by Buyer and Parent of this Agreement and each Ancillary Agreement to which Buyer and Parent is a party, and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Buyer and Parent is subject, (ii) violate any provision of the certificate of formation or limited liability company operating agreement of Buyer or the or (iii) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under, any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, Contract, lease, or other instrument or commitment to which Buyer or Parent is a party or by which it may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Buyer or Parent to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

4.4.                      Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Authority is required to be obtained or made by Buyer or Parent in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer or Parent is a party or the taking by Buyer or Parent of any other action contemplated hereby or thereby.

4.5.                      Buyer’s Shares. Upon issuance, the Ordinary Shares constituting the Stock Payment and the Earnout Payment will be validly issued, fully paid and non-assessable and free and clear of all Encumbrances other than Permitted Encumbrances and will be in compliance with applicable securities and blue sky laws or regulations.

4.6.                      Brokers. Buyer has not retained any broker, finder, or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement.

4.7.                      Parent’s SEC Filings.

(a)                Parent has timely filed all Parent Reports required to be filed with the U.S. Securities and Exchange Commission, (“SEC”) on or prior to the date hereof. Each Parent Report has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Parent Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements including or incorporated by reference therein not misleading.

(b)               The consolidated financial statements of Parent included in the Parent Reports have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c)                Since June 30, 2021, except for publicly disclosed matters and actions taken in connection with this Agreement and the transactions contemplated hereby, (i) Parent has conducted its business in the ordinary course, and (ii) there has not been any Parent Material Adverse Effect or any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Between June 30, 2021, and the date hereof, no event has occurred (other than the execution of this Agreement) that requires or will require Parent to file a Form 6-K with the SEC that has not been filed prior to the date hereof by Parent.

4.8.                      Brokers. Buyer has not retained any broker, finder, or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement.

4.9.                      Disclosure. Buyer and Parent have not failed to disclose to Seller or Shareholder any material facts relating to the business, operations, financial condition or prospects of Buyer and Parent. No information, representation or warranty in this Agreement or in any other document prepared by or on behalf of Buyer and/or Parent, or furnished by Buyer and/or Parent to Seller or Shareholder pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein or that is necessary to make the statements herein or therein not misleading.

Article V.
COVENANTS

5.1.                       Name Change. Immediately after Closing, Seller will change its legal name to a name that is reasonably acceptable to Buyer that is not confusingly similar to “FourCubed” or “6t4” or any derivation thereof.

5.2.                      Confidentiality. Seller and the Shareholder shall, and shall cause its and their respective Affiliates and representatives to, keep confidential and not disclose to any other Person or use for its or his own benefit or the benefit of any other Person any confidential proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Buyer, Seller, their respective Affiliates, or any of their respective businesses and operations (“Confidential Information”) in its or his possession or control. The obligations of Seller and the Shareholder under this Section 5.2 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by Law; provided, however, that, in any such case, Seller and the Shareholder, as applicable, shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such Confidential Information.

5.3.                      Non-Compete.

(a)                During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, (the “Non-Compete Period”), Seller and the Shareholder covenant and agree not to, and shall cause their respective Affiliates not to, directly or indirectly and anywhere in the Restricted Territory, conduct, manage, operate, engage in, or have an ownership interest in any related business or enterprise engaged in (i) the Business, (ii) any business that uses any trademark, trade names or slogans similar to the “6t4” or “FourCubed” trademarks (including any associated logos, designs or trade dress), trade names or slogans, or (iii) any activities that are otherwise similar to, or competitive with, the Business.

(b)               During the Non-Compete Period, Seller and the Shareholder shall not, and shall cause their respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any past, present or prospective customer or other business relation of Buyer or Seller for the provision of products or services related to the Business or in any other manner that would otherwise interfere with business relationships between Buyer and its customers and other business relations.

(c)                During the Non-Compete Period, Seller and the Shareholder shall not, and shall cause their respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any employee, contractor, or staff of Buyer to leave the employ of Buyer for any reason whatsoever.

(d)               Seller and the Shareholder acknowledge and agree that the provisions of this Section 5.3 are reasonable and necessary to protect the legitimate business interests of Buyer and its investment in the Acquired Assets. Neither Seller nor the Shareholder shall contest that Buyer’s remedies at law for any breach or threat of breach by Seller or the Shareholder or any of their Affiliates of the provisions of this Section 5.3 will be inadequate, and that Buyer shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Section 5.3 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or in equity. The restrictive covenants contained in this Section 5.3 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder, and the existence of any claim which Seller or Shareholder may allege against Buyer under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(e)                If any of the provisions contained in this Section 5.3 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

5.4.                      Nondisparagement. Each party agrees that it shall not, and shall cause each of its Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other party, or its Affiliate, or any other Person, criticize, ridicule, or make or encourage any other Person to make any statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other party, any of its Affiliates, or any of their then current or former respective officers, directors, employees, representatives, agents or attorneys.

5.5.                      Further Assurances.

(a)                From time to time after the Closing, Seller and the Shareholder shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

(b)               After the Closing, Seller and the Shareholder shall promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that Seller or the Shareholder may receive in respect of any (i) deposit, prepaid expense, receivable or other item that constitutes part of the Acquired Assets After the Closing, Buyer shall promptly transfer or deliver to Seller cash, checks (which shall be properly endorsed) or other property that Buyer may receive in respect of any item that is an Excluded Asset.

5.6.                      Registration Statements. On or before the expiration of the lock-up period applicable to the Ordinary Shares delivered pursuant to Section 1.2(b), and on or before the date of issuance of the Ordinary Shares delivered pursuant to Section 1.2(c), Parent shall have in effect one or more registration statements covering the resale of all of such Ordinary Shares. In both cases, Buyer will maintain effectiveness of the respective registration statements upon which the Ordinary Shares were registered through a period in which 6t4, FCM and their Affiliates can resell all of such Ordinary Shares into the public market without the limitations of Rule 144. The registrations shall be conducted in accordance with the provisions of the Registration Agreement attached as Exhibit B hereto.1

5.7.                      Audit Fees. At Closing, Buyer and Parent shall reimburse 6t4 for all of the fees and expenses incurred by 6t4 in conducting an audit by an independent registered public accounting firm of the financial statements of Seller and Seller’s Subsidiaries as required by Parent for SEC reporting purposes.

5.8.                      Trendfront Bank Accounts. Shareholder covenants and agrees that from and after the Closing, Shareholder will (i) cooperate with Buyer and Parent with respect to the maintenance of all Trendfront Bank accounts, (ii) as and when requested by Parent or Buyer, give access to any such account to Parent or Buyer; and (iii) as and when requested by Parent or Buyer, facilitate transferring control of all such accounts to Parent or Buyer.

Article VI.
TAX MATTERS

6.1.                      Allocation. Within 60 days after the Closing, Buyer shall prepare and deliver to Seller the allocation (“Allocation”) of the Purchase Price among the Acquired Assets and the non-competition agreements described herein. The Allocation shall not materially deviate from the proposed Allocation on Schedule 7.1 hereto without the prior written consent of Seller. Subject to the foregoing, Buyer, Seller and the Shareholder agree to report, as and when required, the Allocation among the Acquired Assets in a manner consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594).

6.2.                      Transfer Taxes. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees imposed by any Authority, if any, imposed upon the transfer of the Acquired Assets hereunder and the filing of any instruments (the “Transfer Taxes”) shall be borne by Buyer. Buyer and Seller shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

6.3.                      Cooperation on Tax Matters. Buyer, Seller, and the Shareholder agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to Seller and the Acquired Assets (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes for any period up to and including the Closing Date, pertaining to Seller and the Acquired Assets, for at least seven years following the Closing Date. At the end of such period, each party shall provide the others with at least 30 days prior written notice before destroying such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

Article VII.
SURVIVAL AND INDEMNIFICATION

7.1.                      Survival. The covenants and agreements in this Agreement or in any Ancillary Agreement shall survive the Closing. The representations and warranties under this Agreement or in any Ancillary Agreement shall survive until the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.8(a) (Title), Section 3.18 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority), Section 4.8(a) (Title), Section 4.17 (Brokers) (collectively, the “Fundamental Representations”), shall survive the Closing without limitation; and (ii) Section 3.14 (Taxes), Section 3.16 (Environmental Matters), and Section 4.7 (Parent’s SEC Filings) shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. No action or claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the expiration of the survival period applicable to such representation or warranty (as provided in this Section), except that such time limitation shall not apply to claims which have been asserted and which are the subject of a written notice from Seller to Buyer or from Buyer to Seller and the Shareholder, as may be applicable, prior to the expiration of such survival period.

7.2.                       General Indemnification.

(a)                Subject to the limitations in Section 7.2(c) and (d), Seller and the Shareholder shall, jointly and severally, indemnify, defend and hold harmless Buyer and its owners, managers, officers, Affiliates, employees, contractors, agents and representatives, from and against all Losses that are incurred or suffered by any of them in connection with or resulting from each of the following:

(i)                 any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by Seller or the Shareholder in this Agreement or any Ancillary Agreement;

(ii)             any breach of any covenant made by Seller or the Shareholder in this Agreement or any Ancillary Agreement; or

(iii)             the enforcement by Buyer of its indemnification rights under this Agreement.

(b)               Subject to the limitations in Section 7.2(c) and (d), Buyer and Parent, jointly and severally, shall indemnify, defend and hold harmless Seller and their owners, managers, directors, officers, Affiliates, employees, contractors, agents and representatives, and the Shareholder, from and against all Losses that are incurred or suffered by any of them in connection with or resulting from each of the following:

(i)                 any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement;

(ii)               any breach of any covenant made by Buyer in this Agreement or any Ancillary Agreement; or

(iii)             the enforcement by Seller and the Shareholder of their indemnification rights under this Agreement.

(c)                Notwithstanding the foregoing and subject to the last sentence of this Section and the terms of this Article VII, (i) Seller and the Shareholder shall not be obligated to provide any indemnification for Losses pursuant to claims (including Third Party Claims) for breaches of representations and warranties under Section 7.2(a)(i) unless the aggregate amount of Losses incurred by Buyer with respect to such breaches of representations and warranties exceeds $50,000 (such amount being the “Threshold Deductible”), in which case Seller and the Shareholder will be liable for the full amount of such Losses in excess of the Threshold Deductible, and (ii) Buyer and Parent shall not be obligated to provide any such indemnification for Losses pursuant to claims (including Third Party Claims) for breaches of representations and warranties under Section 7.2(b)(i), unless the aggregate amount of Losses incurred by Seller and/or the Shareholder with respect to such breaches of representations and warranties exceeds the Threshold Deductible, in which case Buyer and Parent will be liable for the full amount of such Losses in excess of the Threshold Deductible. Subject to the last sentence of this Section, the maximum aggregate obligation of (i) Seller and the Shareholder hereunder for Losses pursuant to claims for breaches of representations and warranties under Section 7.2(a)(i) and (ii) of Buyer for Losses pursuant to claims for breaches of representations and warranties under Section 7.2(b)(i), shall not exceed $1,600,000 (the “Cap”). The maximum aggregate obligation of Seller and Shareholder, or Buyer and Parent, as applicable, hereunder for Losses pursuant to claims for breaches of Fundamental Representations shall not exceed $8,000,000; provided, however, in no event shall the limitations set forth in Section 7.2(c) apply to Losses suffered or incurred by any Indemnified Party as a result of, or arising out of, the matters set forth in Sections 7.2(a)(i), 7.2(a)(ii), 7.2(b)(i) and 7.2(b)(ii) or with respect to the expenses (including reasonable attorneys’ fees) associated with the enforcement rights in Sections 7.2(a)(iii) or 7.2(b)(iii) which Losses arise in respect of claims for fraud or intentional misrepresentation, in which case the obligation of Seller and Shareholder, or Buyer and Parent, as applicable, shall not be subject to the Cap.

(d)               This Section 7.2 will be the exclusive remedy of Buyer and Parent following Closing for any Losses arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements of Seller or the Shareholder contained in this Agreement, except as otherwise provided in this Agreement. Notwithstanding the foregoing, nothing herein will restrict any party from seeking equitable remedies to enforce its rights with respect to the non-competition, non-solicitation, non-disparagement and confidentiality provisions herein.

7.3.                      Process for Indemnification.

(a)                A party entitled to indemnification hereunder shall herein be referred to as an “Indemnified Party.” A party obligated to indemnify an Indemnified Party hereunder shall herein be referred to as an “Indemnifying Party.” As soon as is reasonable after an Indemnified Party either (i) receives notice of any claim or the commencement of any action by any third party which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third Party Claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this Article VII, notify such Indemnifying Party in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnifying Party shall not relieve Indemnifying Party of its indemnity obligation, except to the extent Indemnifying Party is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known. Except as provided in this Section 7.3, the Indemnifying Party shall have the right to retain counsel acceptable to the Indemnified Party, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 15 days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party; provided, further, that (1) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to fully satisfy and discharge the Third Party Claim notwithstanding any limitation with respect to indemnification included in this Agreement; (2) the Third Party Claim is not, in the reasonable judgment of the Indemnified Party, likely to result in Losses that will exceed the Cap; (3) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party shall have made reasonably adequate provision to ensure the Indemnified Party of the financial ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (4) assumption by the Indemnifying Party of such Third Party Claim could not reasonably be expected to cause a material adverse effect on the Indemnified Party’s business, and (5) the Indemnifying Party shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3), (4) and (5) being collectively referred to as the “Litigation Conditions”). The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided, that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim or if representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the reasonable opinion of such counsel, constitute a non-waivable conflict of interest under applicable standards of professional conduct. The Indemnifying Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions.

(b)               The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnifying Party directly related to the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(c)                If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.3, the Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 10 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.3, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed on a monthly basis by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time.

7.4.                      Payment Procedure; Right of Set Off. For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of (a) insurance benefits and proceeds actually and when received in respect of the Losses, net of any deductible amounts and costs of collection, and (b) any actual recovery (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) received from a third party, less any costs of collection. Without limiting any other remedies available at law or in equity, Buyer shall have the right to set off against any payments due and owing from Buyer and/or Parent to Seller or the Shareholder, including without limitation the value of the Earnout Payment or portion thereof, to the extent Buyer has suffered a Loss, has made a claim for indemnity against Seller or the Shareholder, under this Article VII and the indemnity claim has been finally determined.

7.5.                       Character of Damages. The Parties hereto agree that any payment of Losses to any Indemnified Party made pursuant to this Article 7 shall be treated as an adjustment to the Purchase Price for all Tax purposes. In no event shall any Indemnifying Party be liable to any Indemnified Party for any Loss that is not permitted by Law.

Article VIII.
MISCELLANEOUS

8.1.                      Interpretive Provisions.

(a)                Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders.

(b)               The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, and (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

8.2.                      Entire Agreement. This Agreement (including the Schedules and the exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the parties with respect to the subject matter hereof.

8.3.                      Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided however, that this Agreement may not be assigned by Seller or the Shareholder without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of Seller, except that Buyer may, at its election assign this Agreement to any Affiliate of Buyer so long as Parent reaffirms its obligations hereunder to Seller and the Shareholder.

8.4.                      Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.5.                      Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

8.6.                      Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

8.7.                      Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic mail, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, or by documented refusal of personal delivery, when transmission confirmation is received if delivered by facsimile during normal business hours, when delivered if delivered by electronic mail, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to Seller or the Shareholder, to: Chris Carlson 1800 Peony Lane North Plymouth, Minnesota 55447 Email: chris@chriscarlson.com with a copy to: Jeffrey C. Robbins Avisen Legal, P.A. 901 Marquette Avenue South, Suite 1675 Minneapolis, Minnesota 55402 Email: jrobbins@avisenlegal.com to Buyer and/or Parent, to: FourCubed Acquisition Company, LLC 333 Washington Ave N, Suite 104 Minneapolis, MN 55401 Attn: Rob Phythian Email: rob.phythian@sharplink.com with a copy to: Corporate Law Partners, PLLC One Main Street SE, Suite 206 Minneapolis, MN 55414 Attn: Benjamin R. Skjold Email: bskjold@corporatelawpartners.com or at such other address for a party as shall be specified by like notice. A failure to deliver notice to a copy recipient shall not in itself constitute a failure to give notice.

8.8.                      Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in a state or federal court residing in Hennepin County, Minnesota, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non-conveniens, in the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.7, or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 9.7, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

8.9.                      Public Announcements. Neither of Seller nor the Shareholder shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Buyer, except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

8.10.                  No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

8.11.                  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.12.                  Electronic Signatures. Each party agrees that the Electronic Signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and have the same force and effect as manual signatures. No party hereto shall raise the use of electronic mail to deliver a manual signature or the fact that any signature or agreement or instrument was executed through the use of an Electronic Signature as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.

8.13.                  Costs of the Transaction. Except as otherwise expressly provided herein, each party shall be responsible for its own costs and expenses, including without limitation, broker’s or finder’s fees, and legal, tax and accounting fees and expenses, incurred in connection with the negotiation, preparation and closing of this Agreement.

Article IX.
CERTAIN DEFINITIONS

9.1.                      The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreement” means any agreement, exhibit, schedule, statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement, including without limitation the Employment Agreement between the Buyer and the Shareholder.

“Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator.

“Books and Records” means all of the books and records to the extent maintained by Seller, in all formats (both tangible and intangible), used or maintained by or on behalf of Seller in connection with or otherwise related to the Business, including (a) executed copies of all of the written Assumed Contracts, if any, and written descriptions of any oral Assumed Contracts, if any, (b) copies of all Contracts relating to the engagement of or the performance of services by the clients and customers of the Business, (c) all equipment, product and other warranties pertaining to the Acquired Assets, (d) all technical information and any data, maps, computer files, diagrams, blueprints and schematics, (e) all filings made with or records required to be kept by any Governmental Authority (including all backup information on which such filings are based) including Tax Returns that relate to the Business, (f) all research and development reports, (g) all equipment and operating logs, (h) all financial and accounting records, (i) all employment records, and (j) all creative, promotional or advertising materials

“Business Day” means any day other than a day on which banks in the State of Minnesota are required or authorized to be closed.

“Cash” means, as of any applicable time of determination, Seller’s actual cash (bank) balances, cash equivalents (including cash on hand and deposits in transit), and marketable securities (net of any breakage costs that would be incurred in connection with the liquidation thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale or purchase order, or any other binding agreement, commitment, arrangement or understanding.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

“Developers” has the meaning set out in Schedule 3.9(i);

“Electronic Signature” means any electronic symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including, without limitation, Adobe e-signature, DocuSign, E-sign, facsimile, or e-mail electronic signatures.

“Encumbrances” means all liens, charges, mortgages, pledges, security interests or other encumbrances of any kind.

“Environmental Laws” means all foreign, federal, state and local Laws, rules, regulations, ordinances, codes, common law, judgments, orders, consent agreements, legally-binding requirements, work practices, standards and norms relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health (including without limitation occupational health and safety) or (ii) Hazardous Substances.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that is treated as a single employer with Seller under Section 414 of the Code.

“Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator.

“Hazardous Substances” means any and all hazardous or toxic substances, materials, and wastes, solid wastes, industrial wastes, pollutants, contaminants, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions thereof, radioactive materials and wastes, and any and all other chemicals, substances, materials and wastes regulated under Environmental Laws.

“Knowledge”, “to the knowledge” or “known” and words of similar import means the actual knowledge of a natural person or, with respect to a Person that is not a natural person, the actual knowledge of the officers and management of such Person, after due inquiry.

“Law(s)” means any federal, state or local law (including, without limitation, principles of common law), statute, ordinance, regulation, Permit, certificate, judgment, order, award or other determination, decision or requirement of any Authority.

“Liability(ies)” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any and all losses, Liabilities, damages (including punitive damages), diminution in value, penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement; provided, that Losses shall not include special, consequential or punitive damages unless payable to third parties.

“Material Adverse Effect” or “Material Adverse Change” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, is or could be reasonably expected to be material and adverse to the business, properties, operations, condition (financial or otherwise), or results of operations of Seller taken as a whole. For purposes of this definition, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

“Material Contract” means any Contract (i) entered into in connection with or in respect of the Business, (ii) that is necessary for the operation of the Business by the Seller, or (iii) by which the Seller is otherwise bound;

“Parent Reports” shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by Parent with the SEC pursuant to the Exchange Act since January 1, 2019.

“Open Source Material(s)” means, collectively, software or other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Ordinary Course of Business” means, with respect to Seller, the ordinary course of business consistent with Seller’s past custom and practice (including with respect to quantity and frequency).

“Ordinary Shares” means the Company’s ordinary shares, par value NIS 0.006 per share, or share shares of capital stock into which such ordinary shares are converted or exchanged in any merger, reclassification, recapitalization or similar event, including a merger effected for the purpose of reincorporating the Company under the laws of a state in the United States.

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; and (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business and securing sums that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Financial Statements and do not otherwise constitute a breach of or an event of default under any Lease.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Restricted Territory” means Canada, Mexico, or Europe.

“Schedule(s) or Disclosure Schedule” means the Seller’s Disclosure Schedule attached hereto and made a part hereof.

“Software” means, collectively, the computer programs known by the names listed in Section 3.9(b) of the Disclosure Schedules, including all versions thereof, and all related documentation, manuals, source codes and object codes, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material and documentation related to the said computer programs, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded recorded or written on disk, tape, film, memory, device, paper or other media of any nature or kind whatsoever, all as they exist as at the Closing Date, whether under development or as currently being marketed by the Seller;

9.2.                     “Seller’s Subsidiaries” means those entities listed on Schedule 3.5 of the Seller’s Disclosure Schedule.

“Third Party Programs” has the meaning set out in 3.9(g)).

[Signature page follows.]

ASSET PURCHASE AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

BUYER:		PARENT:

FOURCUBED ACQUISITION COMPANY, LLC,		SHARPLINK GAMING LTD,
a Delaware limited liability company		an Israeli Corporation

By:	/s/ Rob Phythian	By:	/s/ Rob Phythian
Name:	Rob Phythian	Name:	Rob Phythian
Title:	CEO	Title:	CEO

SELLER:

FOURCUBED MANAGEMENT, LLC,
a Delaware limited liability company

By:	/s/ Chris Carlson
Name:	Chris Carlson
Title:	Member/President

6t4 COMPANY,
a Minnesota corporation

By:	/s/ Chris Carlson
Name:	Chris Carlson
Title:	President

SHAREHOLDER:

/s/ Chris Carlson
Chris Carlson, an individual

Exhibit A

Earnout Milestones

[See attached]

Earnout Payment Milestones

Shareholder will receive the number of shares of Parent’s Ordinary Shares, as defined in the Registration Agreement, equal to the dollar amount associated with each milestone divided by $2.72 within a predefined number of Business Days of achievement of the milestone.

Achievement of the “Management By Objective” milestones will be determined by good faith agreement between Shareholder and Parent management.

“Revenue” is defined as conversion-related revenue resulting from CPA or NGR deals. Measured quarterly on a trailing twelve month basis with the date of acquisition as the earliest revenues contributing toward the calculation, the milestone will have been met once the TTM conversion revenue equals the associated revenue threshold.

“Gross Margin” equals Conversion Revenues generated minus payments to sub affiliates and payments to players for promotional incentives. Calculate the gross margin as a percentage of revenue for the previous six and previous twelve months each fiscal quarter. Each respective milestone will have been met if the result is a gross margin in excess of [*****]% for the six month calculation or for the twelve month period.

Percent	Amount	Description
100%	$1,600,000	Earnout

Management By Objective
5%	$80,000	3 Year Road Map
15%	$240,000	Team Build
5%	$80,000	Software Systems
10%	$160,000	4 New Book Relationships*
35%	$560,000

Revenue
12%	$192,000	Reach $[*****] in Revenue
12%	$192,000	Reach $[*****] in Revenue
11%	$176,000	Reach $[*****] in Revenue
35%	$560,000

Gross Margin (Minus player payments)
15%	$240,000	[*****]% GM minus [*****]
15%	$240,000	[*****]% GM minus [*****]
30%	$480,000

*Subject to size limitations as agreed by Shareholder and Parent management